Exhibit (j)(3)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Financial Statements”, and to the use of our report dated January 24, 2011 on the financial statements of the Northern Institutional Funds Global Tactical Asset Allocation Portfolio for the year ended November 30, 2010 and its incorporation by reference in the Registration Statement (Form N-1A) and the related Prospectus and Statement of Additional Information of the Northern Funds Global Tactical Asset Allocation Fund filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 81 to the Registration Statement under the Securities Act of 1933 (Form N-1A, No. 033-73404).

/s/ ERNST & YOUNG LLP

Chicago, Illinois

March 20, 2012